Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement No. 333-265412 on Form S-8 of our report dated March 24, 2023, with respect to the consolidated balance sheets of the Company at December 31, 2022 and 2021, and the consolidated statements of operations and comprehensive income (loss), statements of changes in shareholders' deficiency and statement of cash flows for the years then ended, and the related notes to the consolidated financial statements, including a summary of significant accounting policies, which such report appears in this annual report on Form 10-K.

Yours very truly,

/s/ Andy Flores

Weaver and Tidwell, L.L.P.

Houston, Texas
March 24, 2023